PROSPECTUS SUPPLEMENT No. 2	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated January 13, 2009)	Registration No. 333-156463

Common Shares of Beneficial Interest

This Prospectus Supplement No. 2 relates to the offer and sale of up to 6,914,000 of our common shares of beneficial interest, $0.01 par value per share, from time to time through Cantor Fitzgerald & Co., as our sales agent.  These sales, if any, will be made pursuant to a sales agreement with Cantor Fitzgerald & Co. dated April 3, 2009, as amended by an Amendment No. 1 that we entered into with Cantor Fitzgerald & Co. on January 26, 2011.  Amendment No. 1 provides, among other things, for an increase in the aggregate number of common shares that we may issue and sell through Cantor Fitzgerald & Co. as our sales agent from 10,000,000 to up to 15,000,000. Prior to entering into the Amendment, we sold 8,086,000 common shares under the sales agreement.  Under the sales agreement, as amended by Amendment No. 1, a total of 6,914,000 common shares remain available for issuance and sale under the sales agreement.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “YSI.” The last reported sale price of our common shares on the NYSE on January 26, 2011 was $9.58 per share.

Sales of our common shares, if any, under this Prospectus Supplement No. 2 and the related Prospectus (including the Prospectus Supplement dated April 3, 2009) may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

Cantor Fitzgerald & Co. will be entitled to compensation equal to up to 3% of the gross sales price per share sold under the sales agreement. In connection with the sale of the common shares on our behalf, Cantor Fitzgerald & Co. may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 4 of the related Prospectus and the risk factors in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other information that we file from time to time with the Securities and Exchange Commission, or the SEC.

Neither the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the related prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is January 27, 2011.

Prospectus Supplement No. 2

ABOUT THIS PROSPECTUS SUPPLEMENT NO. 2

You should carefully read this Prospectus Supplement No. 2 and the related Prospectus and the additional information incorporated by reference herein before investing in our common shares.  See “Available Information.”  These documents contain important information that you should consider before making your investment decision. This Prospectus Supplement No. 2 and the related Prospectus contain the terms of this offering of common shares. This Prospectus Supplement No. 2 may add, update or change information contained in or incorporated by reference in the related Prospectus. If the information in or incorporated by reference in this Prospectus Supplement No. 2 is inconsistent with any information contained in or incorporated by reference in the related Prospectus, the information in or incorporated by reference in this Prospectus Supplement No. 2 will apply and will supersede the inconsistent information contained in or incorporated by reference in the related Prospectus.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement No. 2 and the related Prospectus and any related free writing prospectus filed with the Securities and Exchange Commission in connection with this offering. We have not authorized anyone to provide you with additional or different information. If any person provides you with additional or different information, you should not rely on it. Neither we nor Cantor Fitzgerald & Co. is making an offer to sell common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement No. 2, the related Prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Prospectus Supplement No. 2 contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements which include statements about our expectations, objectives, anticipations, intentions and strategies regarding the future, expected operating results, revenues and earnings, reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading “Risk Factors” in the related Prospectus, or in the documents incorporated by reference, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

All forward-looking statements included or incorporated by reference in this Prospectus Supplement No. 2 and the Related Prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The foregoing factors, as well as those under the heading “Risk Factors” in the related Prospectus and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q that we file with the SEC from time to time, among others, in some cases have affected, and in the future could affect, our actual operating results and could cause our actual consolidated operating results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this Prospectus Supplement No. 2.

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LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Pepper Hamilton LLP. The description of material federal income tax considerations set forth in Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 that is incorporated into this Prospectus Supplement No. 2 by reference is based upon the opinion of Pepper Hamilton LLP filed as Exhibit 8.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Certain legal matters in connection with this offering will be passed upon for Cantor Fitzgerald & Co. by DLA Piper LLP (US).

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act.  Accordingly, we file current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov and from commercial document retrieval services.

We also make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such reports or amendments with, or furnish them to, the SEC.  Our Internet website address is www.u-store-it.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC. You may also inspect the information that we file with the NYSE, at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-156463) covering the common shares offered by this Prospectus Supplement No. 2 and the related Prospectus. You should be aware that this Prospectus Supplement No. 2 and related Prospectus do not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

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